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                                                                    Exhibit 99.1
[Logo of Vencor, Inc. appears here]



CONTACT:  Richard A. Schweinhart
          Senior Vice President and Chief Financial Officer
          (502) 596-7379



          Richard A. Lechleiter
          Vice President, Finance,
          Corporate Controller and Treasurer
          (502) 596-7734





            VENCOR AND MEDICARE AGREE TO EXTENDED PAYMENT TERMS FOR
                          REIMBURSEMENT OVERPAYMENTS



    LOUISVILLE, Ky. (April 21, 1999) Vencor, Inc. (NYSE: VC) today announced that it has reached an agreement with the Health Care Financing Administration ("HCFA") to extend the repayment of approximately $90 million of Medicare reimbursement overpayments. The Company will now be obligated to repay the overpayment over 60 monthly installments. The Company previously had announced that the full overpayment amount was due to HCFA by April 23, 1999.

     Under the agreement, monthly payments of approximately $1.5 million are due commencing May 8, 1999. After November, the remaining balance of the overpayments will bear interest at a statutory rate applicable to Medicare overpayments, as in effect on November 30, 1999. Assuming that the current rate of 13.75% is in effect on November 30, 1999, the monthly payment amount will be approximately $2.0 million through March 2004. If the Company is delinquent with two consecutive payments under the repayment plan, the plan will be defaulted and all subsequent Medicare reimbursement payments to the Company will be subject to being withheld.

    Vencor is a long-term healthcare provider operating hospitals, nursing centers and contract ancillary services in 46 states.

    Certain statements made in this press release, including, but not limited to, statements containing the words "anticipates," "believes," "expects," "intends," "will," "may" and similar words constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.
Such forward-looking statements are based on management's current expectations and include known and unknown risks, uncertainties and other factors, many of which the Company is unable to predict or control, that may cause the Company's actual results or performance to differ materially from any future results or performance expressed or implied by such forward-looking statements. These statements involve risks, uncertainties and
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other factors detailed from time to time in the Company's filings with the
Securities and Exchange Commission. Such factors may include, without limitation, the Company's ability to amend or refinance its existing debt and lease obligations or otherwise adjust its current financial structure, the increase in the Company's cost of borrowing, its ability to attract patients and the effects of healthcare reform and legislation on the Company's business strategy and operations. The Company cautions investors that any forward-looking statements made by the Company are not guarantees of the future performance. The Company disclaims any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments.